Exhibit 99.1

SeaSpine Reports Second Quarter 2017 Financial Results

CARLSBAD, CA (August 3, 2017) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights and Recent Accomplishments

•	Revenue of $34.2 million, an increase of 3.0% year-over-year

•	U.S. revenue of $30.4 million, an increase of 1.1% year-over-year

o	U.S. orthobiologics revenue of $16.0 million

o	U.S. spinal instrumentation revenue of $14.4 million

•	International revenue of $3.8 million, an increase of 20.5% year-over-year

•	Full commercial launch of the Mariner® Posterior Fixation System, a modular pedicle screw system that provides surgeons with multiple intra-operative options to facilitate posterior lumbar fixation

•	Limited commercial launch of the Skipjack™ Expandable Interbody System, an expandable interbody system that provides in-situ expansion in either height or lordosis for an improved anatomical fit

“We are pleased with our second quarter results, which reflect our ongoing commitment to develop innovative and cost effective solutions to treat spinal disorders and expand our distributor footprint,” said Keith Valentine, President and Chief Executive Officer. “We remain focused on our mission to drive improved procedural solutions that combine efficient spinal instrumentation systems with industry leading orthobiologics to deliver clinical value to surgeons, hospitals, and patients.”

Second Quarter 2017 Financial Results
Revenue for the second quarter of 2017 totaled $34.2 million, a 3.0% increase compared to the same period of the prior year. Total revenue in the U.S. was $30.4 million, a 1.1% increase compared to the same period of the prior year due primarily to the improved performance of orthobiologics distributors during the current year period.

Orthobiologics revenue totaled $17.6 million, a 4.8% increase compared to the second quarter of 2016. The growth in orthobiologics revenue was driven by an increase in U.S. sales. Spinal instrumentation revenue totaled $16.6 million, a 1.1% increase compared to the second quarter of 2016 that was driven by stocking orders from a recently added distributor in Latin America.

Gross margin for the second quarter of 2017 was 59.1%, compared to 58.0% for the same period in 2016. The increase in gross margin was mainly driven by lower manufacturing costs for orthobiologics products manufactured at the Company's Irvine, California facility. This was partially offset by a $0.2 million increase in non-cash amortization of technology intangible assets acquired in September 2016 from N.L.T. Spine Ltd and by lower gross margins associated with international sales, which were slightly higher as a percentage of total revenue in the second quarter of 2017 compared to the same period of the prior year.

Operating expenses for the second quarter of 2017 totaled $28.4 million, compared to $31.5 million for the same period of the prior year. The $3.1 million decrease in operating expenses was driven by lower selling, general and administrative and intangible amortization expenses.

Net loss for the second quarter of 2017 was $8.0 million, compared to a net loss of $12.0 million for the second quarter of 2016.

Cash and cash equivalents at June 30, 2017 were $12.3 million and the Company had $4.0 million of outstanding borrowings against its $30.0 million credit facility. The Company realized $4.6 million in net proceeds in the second quarter of 2017 through the sale of approximately 477,000 shares of its common stock under its "at the market" equity offering program.

2017 Financial Outlook
SeaSpine expects full-year 2017 revenue to be in the range of $130.0 million to $133.0 million, reflecting growth of 1% to 3% over full-year 2016 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 49156714. To listen to the webcast, please visit the investor relations section of the SeaSpine website at www.seaspine.com.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal instrumentation solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal instrumentation portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal instrumentation product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: revenue expectations for full-year 2017. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and to meet the clinical needs of surgeons and patients; the Company’s ability to attract and retain new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; unexpected expense, including as a result of developing and supporting the launch of new products; the Company’s ability to continue to invest in product development and sales and marketing initiatives at levels sufficient to drive future revenue growth; the limited clinical experience supporting the commercial launch of new products and the risk that such products may require substantial additional development activities, which could introduce unexpected expense and delay; the lack of long-term clinical data supporting the safety and efficacy of the Company’s products; the risk of supply shortages, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total revenue, net	$34,196	$33,201	$66,090	$64,600
Cost of goods sold	13,994	13,930	27,166	28,213
Gross profit	20,202	19,271	38,924	36,387
Operating expenses:
Selling, general and administrative	24,249	26,989	48,219	52,363
Research and development	3,344	3,181	6,394	5,934
Intangible amortization	792	1,281	1,584	2,562
Total operating expenses	28,385	31,451	56,197	60,859
Operating loss	(8,183)	(12,180)	(17,273)	(24,472)
Other income (expense), net	185	(232)	172	26
Loss before income taxes	(7,998)	(12,412)	(17,101)	(24,446)
Provision (benefit) for income taxes	45	(429)	45	(456)
Net loss	$(8,043)	$(11,983)	$(17,146)	$(23,990)
Net loss per share, basic and diluted	$(0.68)	$(1.07)	$(1.46)	$(2.15)
Weighted average shares used to compute basic and diluted net loss per share	11,888	11,179	11,705	11,173

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2017	December 31, 2016

Cash and cash equivalents	$12,287	$14,566
Trade accounts receivable, net of allowances of $522 and $483	21,689	20,982
Inventories	42,515	45,299
Short-term debt	—	445
Total current liabilities	25,617	24,418
Long-term borrowings under credit facility	3,994	3,835
Total stockholders' equity	105,466	110,977